Exhibit 10.157

AMENDMENT

TO AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN

Amendment to The Bank of New York Company, Inc. 2003 Long-Term Incentive Plan (the “Plan).

WHEREAS, The Bank of New York Company, Inc. (the “Company”) has adopted the Plan;

WHEREAS, The Bank of New York Mellon Corporation (the “Company”) is the successor in interest by merger to The Bank of New York Company, Inc.;

WHEREAS, Section 16 of the Plan authorizes the Board of Directors of the Company to amend the terms of the Plan, except in certain respects not material hereto;

WHEREAS, The Human Resources and Compensation Committee of the Board of Directors of the Company (the “HRCC”) and has been delegated full authority by the Board of Directors to so amend or revise the terms of the plan on behalf of the Board;

WHEREAS, in order to avoid certain adverse federal income tax consequences to holders of certain options under the Plan as a result of Section 409A of the Internal Revenue Code relating to deferred compensation, the Committee (as defined in the Plan) desires to implement certain amendments to the Plan;

WHEREAS, the Committee has heretofore delegated authority to amend the Plan for these purposes to the Company’s Chief Executive Officer and has authorized the Chief Executive Officer to further delegate such authority to the Company’s Chief Human Resources Officer; and

WHEREAS, the Company’s Chief Executive Officer has delegated authority to amend the Plan for these purposes to the Company’s Chief Human Resources Officer.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of January 1, 2009:

1. The first paragraph of Section 8 is amended to add the following sentence to the end thereof:

“Settlement of performance shares granted in the form of share units shall be paid as soon as practicable, but in no event more than 30 days, after the date the

Committee determines whether, and to what extent, any applicable performance conditions have been satisfied.”

2. Section 9 is amended to add the following sentence to the end thereof:

“Settlement of restricted stock granted in the form of share units shall be paid as soon as practicable, but in no event more than 30 days, after the date the restrictions on such award lapse.”

3. Section 11 is amended to add the following sentence to the end thereof:

“Notwithstanding anything under this Plan or an Award Agreement to the contrary, to the extent an Award granted hereunder constitutes “deferred compensation” (within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”)), such Award shall not be paid or settled upon a Change in Control, unless such Change in Control also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Internal Revenue Code Section 409A(2)(A)(v).”

4. Section 15 is amended to add the following proviso to the end thereof:

“; provided, however, that no such substitution or adjustment shall be required if the Committee determines that such action would cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A or otherwise would subject a Participant to an additional tax imposed under Section 409A in respect of an outstanding Award.”

5. A new Section 18 is added to read as follows:

18. Compliance of Plan with Section 409A. Notwithstanding anything to the contrary in this Plan or an Award Agreement, if a Participant is a “specified employee” as determined pursuant to Section 409A as of the date of such Participant’s “separation from service” (within the meaning of Treasury Regulation 1.409A-1(h)) and if any payment or settlement of an Award granted to such Participant under this Plan both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or settled in the manner otherwise provided without subjecting the Participant to “additional tax”, interest or penalties under Section 409A, then any such payment or settlement that is payable during the first six months following the Participant’s “separation from service” shall be paid or provided to the Participant in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Participant’s “separation from service” occurs or, if earlier, at the Participant’s death. In addition, any payment or settlement of an Award due upon a termination of a Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Participant upon a “separation from service”. For the purposes of this Plan, each payment or settlement under an Award shall be deemed to be a separate payment.

6. Effectiveness of Amendment. This Amendment shall become effective on the date hereof.

7. Definitions. Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the Plan.

8. Other Provisions Unaffected. Except as modified by this Amendment, the existing provisions of the Plan and Award Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the 18th day of December, 2008.

THE BANK OF NEW YORK MELLON CORPORATION

/S/ LISA B. PETERS
By:	Lisa B. Peters
Title:	Senior Executive Vice President and
Chief Human Resources Officer

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